CEC ANNOUNCES 1Q17 RESULTS …PG 1

Exhibit 99.1

CAREER EDUCATION CORPORATION REPORTS RESULTS FOR FIRST QUARTER 2017

University Group operating income increased 31% versus prior year quarter

Schaumburg, Ill. (May 3, 2017) – Career Education Corporation (NASDAQ: CECO) today reported operating and financial results for the first quarter ended March 31, 2017.

University Group Highlights:

•	University Group operating income increased 30.9 percent to $27.7 million compared to the prior year quarter
•	University Group revenue increased 2.3 percent versus the prior year quarter driven by total enrollment growth at CTU
•	University Group continues to make investments in various student-serving areas to further its goal of improving student retention and outcomes

Consolidated Results:

•	Operating income improved to $9.8 million for the current year quarter as compared to operating income of $7.0 million for the prior year quarter
•	Revenue of $162.1 million for the current year quarter as compared to revenue of $198.9 million for the prior year quarter, with the decline driven by teach-out campuses
•	Ended the quarter with $166.6 million in cash, cash equivalents, restricted cash and available-for-sale short-term investments

“First quarter results were better than expected, and we continue to pursue sustainable and responsible growth opportunities within our University Group,” said Todd Nelson, President and Chief Executive Officer. “Efficiency in our operations as well as growth in total enrollments resulted in a 31 percent increase in operating income for the University Group. We believe our strategy of investing in student-serving University Group processes is driving improved student retention and engagement while increasing the overall stability of our operations. For 2017, we expect modest enrollment growth within the University Group and remain confident in the long-term outlook we provided.”

CEC ANNOUNCES 1Q17 RESULTS …PG 2

REVENUE

For the first quarter of 2017, total revenue was $162.1 million, an 18.5 percent decrease from $198.9 million for the first quarter of 2016. The decrease was driven by declining revenues within the teach-out segments. Total revenue for the University Group was $148.3 million for the first quarter of 2017 compared to $144.9 million for the first quarter of 2016, an increase of 2.3 percent.

	For the Quarter Ended March 31,
Revenue ($ in thousands)	2017	2016	Increase (Decrease)
CTU	$94,035	$91,966	2.2%
AIU	54,253	52,973	2.4%
Total University Group	148,288	144,939	2.3%
Corporate and Other	—	—	NM
Subtotal	148,288	144,939	2.3%
Culinary Arts (1)	10,289	38,623	-73.4%
Transitional Group (1)	3,532	15,324	-77.0%
Total	$162,109	$198,886	-18.5%

(1)	Teach-out campuses included in the Transitional Group and Culinary Arts segments no longer enroll new students.

CEC ANNOUNCES 1Q17 RESULTS …PG 3

TOTAL AND NEW STUDENT ENROLLMENTS

For the first quarter of 2017, total student enrollments for the University Group were 34,100, compared to 33,900 in the prior year quarter, primarily driven by improved student retention and new enrollment growth at CTU.

	As of March 31,
Total Student Enrollments	2017	2016	Increase (Decrease)
CTU	21,600	21,300	1.4%
AIU	12,500	12,600	-0.8%
Total University Group	34,100	33,900	0.6%
Culinary Arts	1,600	6,900	-76.8%
Transitional Group	500	2,500	-80.0%
Total	36,200	43,300	-16.4%

	For the Quarter Ended March 31,
New Student Enrollments	2017	2016	Increase (Decrease)
CTU (1)	5,030	4,770	5.5%
AIU (1)	4,930	4,860	1.4%
Total University Group (1)	9,960	9,630	3.4%
Culinary Arts (2)	—	930	NM
Transitional Group (2)	—	60	NM
Total	9,960	10,620	-6.2%

(1)

New student enrollments were positively impacted by a change to how the Company records certain cancelled students. Excluding the impact of this change new student enrollments would have increased 0.6 percent for CTU, decreased 5.6 percent for AIU and decreased 2.5 percent for the University Group for the quarter ended March 31, 2017 as compared to the prior year quarter.

(2)

Teach-out campuses within the Transitional Group and Culinary Arts no longer enroll new students, effective upon their teach-out announcement; students who re-enter after 365 days are reported as new student enrollments.

CEC ANNOUNCES 1Q17 RESULTS …PG 4

OPERATING INCOME (LOSS)

For the first quarter of 2017, the Company recorded operating income of $9.8 million in comparison to $7.0 million of operating income for the first quarter of 2016. Total University Group operating income increased to $27.7 million from $21.1 million in the prior year quarter, representing an increase of 30.9 percent.

	For the Quarter Ended March 31,
Operating Income ($ in thousands)	2017	2016	Increase (Decrease)
CTU	$23,020	$19,237	19.7%
AIU	4,656	1,907	144.2%
Total University Group	27,676	21,144	30.9%
Corporate and Other	(4,549)	(5,812)	21.7%
Subtotal	23,127	15,332	50.8%
Culinary Arts	(4,259)	3,106	-237.1%
Transitional Group	(9,087)	(11,459)	20.7%
Total	$9,781	$6,979	40.1%

CEC ANNOUNCES 1Q17 RESULTS …PG 5

ADJUSTED OPERATING INCOME (LOSS)

The Company believes it is useful to present non-GAAP financial measures, which exclude certain significant items, as a means to understand the performance of its operations. (See tables below and the GAAP to non-GAAP reconciliation attached to this press release for further details.)

As shown in the table below, adjusted operating income for University Group and Corporate was $25.7 million and $19.8 million for the quarters ended March 31, 2017 and 2016 respectively, representing an increase of 29.7 percent. Adjusted operating loss for Transitional Group and Culinary Arts was $9.8 million and $2.9 million for the quarters ended March 31, 2017 and 2016, respectively.

	ACTUAL
	For the Quarter Ended March 31,
Adjusted Operating Income (Loss)	2017	2016
University Group and Corporate:
Operating income (1)	$23,127	$15,332
Depreciation and amortization (1)	2,531	3,103
Asset impairments (1)	—	237
Unused space charges (1) (2)	—	1,118
Adjusted Operating Income -- University Group and Corporate (1)	$25,658	$19,790

Transitional Group and Culinary Arts:
Operating loss (3)	$(13,346)	$(8,353)
Depreciation and amortization (3)	1,379	3,466
Asset impairments (3)	—	—
Unused space charges (2) (3)	2,157	2,012
Adjusted Operating Loss -- Transitional and Culinary Arts (3)	$(9,810)	$(2,875)

(1)	Amounts relate to the University Group and Corporate.
(2)	Unused space charges represent the net present value of remaining lease obligations for vacated space less an estimated amount for sublease income.
(3)	Amounts relate to the Transitional Group and Culinary Arts.

CEC ANNOUNCES 1Q17 RESULTS …PG 6

BALANCE SHEET AND CASH FLOW

In the first quarter of 2017, net cash used in operating activities was $39.1 million compared to net cash used in operating activities of $10.2 million in the first quarter of 2016. The increase in cash usage for the current year quarter was primarily driven by $32.0 million of legal settlements paid during the current quarter.

	For the Quarter Ended March 31,
Selected Cash Flow Items	2017	2016	Increase (Decrease)
Net cash used in operating activities	$(39,053)	$(10,192)	-283.2%
Capital expenditures	$735	$876	-16.1%

As of March 31, 2017 and December 31, 2016, cash, cash equivalents, restricted cash and available-for-sale short-term investments totaled $166.6 million and $207.2 million, respectively.

Consolidated Cash ($ in thousands)	As of March 31, 2017	As of December 31, 2016	Increase (Decrease)
Consolidated cash, cash equivalents, restricted cash and available-for-sale short-term investments	$166,563	$207,160	-19.6%

OUTLOOK

The Company has provided an update to its previous outlook, which includes more specific expectations regarding second quarter and full year 2017 performance. These changes are a result of improved stability in our University Group operating performance combined with some variability in 2017 quarterly performance largely due to timing-related items.

The Company currently expects the following results, subject to the key assumptions identified below (see the GAAP to non-GAAP reconciliation for adjusted operating income (loss) attached to this press release for further details):

•	University Group and Corporate adjusted operating income in the range of $100 to $105 million for the full year 2017, compared to $89 million in 2016.
•

University Group and Corporate adjusted operating income in the range of approximately of $20 to $22 million for the second quarter of 2017, compared to $34 million in the second quarter of 2016, primarily driven by:

o	Impact of the academic calendar redesign at AIU which will shift earnings days into the second half of 2017
o	Investments in the University Group’s admissions and advising centers in Phoenix, Arizona
o	Timing of certain second quarter operating expenses as compared to second quarter of 2016
•

Adjusted operating loss for our Transitional Group and Culinary Arts, to be in the range of approximately $50 million to $60 million in 2017, as compared to adjusted operating loss of $30 million in 2016, and to be in the range of $10 million to $20 million in 2018 as we wind-down the remainder of our teach-out campuses.

•

End of year cash, cash equivalents, restricted cash and available-for-sale short-term investments, net of any borrowings, as reported on the consolidated balance sheets of approximately $150 million to $160 million for the year ending December 31, 2017, and expected to increase in 2018.

Operating income (loss), which is the most directly comparable GAAP measure to adjusted operating income (loss), may not follow the same trends as discussed in our outlook above because of adjustments made for unused space charges that represent the present value of future remaining lease obligations for vacated space less an estimated amount for sublease income as well as depreciation, amortization, asset impairment charges and significant legal settlements. The operating income (loss) and adjusted operating income (loss) and cash outlook provided above for 2017 and 2018 are based on the following key assumptions and factors, among others: (i) modest total enrollment growth within the University Group while achieving the intended University Group efficiencies, (ii) teach-outs to progress as expected and performance consistent with current trends, (iii) achievement of recovery rates for the Company’s real estate obligations and timing of any associated lease termination payments consistent with the Company’s historical experiences, (iv) continued right-sizing of the Company’s corporate expense structure to serve primarily online institutions, (v) no material changes in the legal or regulatory environment and excludes legal and regulatory liabilities which are not probable and estimable at this time and any impact of new or proposed regulations, including the “borrower defense to repayment” regulations issued in November 2016 and the gainful employment regulation, and (vi) consistent working capital movements in line with historical operating trends and

CEC ANNOUNCES 1Q17 RESULTS …PG 7

potential impacts of teach-out campuses on working capital in line with expectations. Although these estimates and assumptions are based upon management’s good faith beliefs regarding current events and actions that may be undertaken in the future, actual results could differ materially from these estimates.

CONFERENCE CALL INFORMATION

Career Education Corporation will host a conference call on Wednesday, May 3, 2017 at 5:30 p.m. Eastern time to discuss its first quarter 2017 results. Interested parties can access the live webcast of the conference call and the related presentation materials at www.careered.com in the Investor Relations section of the website. Participants can also listen to the conference call by dialing 844-378-6484 (domestic) or 412-542-4179 (international). Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at www.careered.com in the Investor Relations section of the website.

ABOUT CAREER EDUCATION CORPORATION

Career Education’s academic institutions offer a quality education to a diverse student population in a variety of disciplines through online, campus-based and blended learning programs. The Company’s two universities – American InterContinental University (“AIU”) and Colorado Technical University (“CTU”) – provide degree programs through the master’s or doctoral level as well as associate and bachelor’s levels. Both universities predominantly serve students online with career-focused degree programs that are designed to meet the educational demands of today’s busy adults. AIU and CTU continue to show innovation in higher education, advancing new personalized learning technologies like their intellipath™ adaptive learning platform. Career Education is committed to providing quality education that closes the gap between learners who seek to advance their careers and employers needing a qualified workforce.

A listing of individual campus locations and web links to Career Education’s institutions can be found at www.careered.com.

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements identified by words such as “believe,” “will,” “expect,” “estimate,” “continue,” “intend,” “outlook,” “trend” and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on information currently available to us and are subject to various assumptions, risks, uncertainties and other factors that could cause our results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, we undertake no obligation to update or revise such factors or any of the forward-looking statements contained herein to reflect future events, developments or changed circumstances, or for any other reason. These risks and uncertainties, the outcomes of which could materially and adversely affect our financial condition and operations, include, but are not limited to, the following: declines in enrollment; our continued compliance with and eligibility to participate in Title IV Programs under the Higher Education Act of 1965, as amended, and the regulations thereunder (including the gainful employment, 90-10, financial responsibility and administrative capability standards prescribed by the U.S. Department of Education), as well as applicable accreditation standards and state regulatory requirements; the impact of recently issued “defense to repayment” regulations; rulemaking by the U.S. Department of Education or any state or accreditor and increased focus by Congress and governmental agencies on, or increased negative publicity about, for-profit education institutions; our ability to successfully defend litigation and other claims brought against us; the success of our initiatives to improve student experiences, retention and outcomes; negative trends in the real estate market which could impact the costs related to teaching out campuses and the success of our initiatives to reduce our real estate obligations; our ability to achieve anticipated cost savings and business efficiencies; increased competition; the impact of management changes; and changes in the overall U.S. economy. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and its subsequent filings with the Securities and Exchange Commission.

###

CEC ANNOUNCES 1Q17 RESULTS …PG 8

CONTACT

Investors:

Alpha IR Group

Sam Gibbons or Chris Hodges

(312) 445-2870

CECO@alpha-ir.com

Or

Media:

Career Education Corporation

(847) 585-2600

media@careered.com

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2017	December 31, 2016
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents, unrestricted	$13,268	$49,507
Restricted cash	1,375	1,375
Restricted short-term investments	8,597	8,597
Short-term investments	143,323	147,681
Total cash and cash equivalents, restricted cash and short-term investments	166,563	207,160

Student receivables, net	23,473	22,825
Receivables, other, net	1,198	929
Prepaid expenses	11,989	14,446
Inventories	1,445	1,868
Other current assets	1,028	817
Assets of discontinued operations	97	148
Total current assets	205,793	248,193

NON-CURRENT ASSETS:
Property and equipment, net	37,465	40,512
Goodwill	87,356	87,356
Intangible assets, net	8,300	8,500
Student receivables, net	2,873	3,055
Deferred income tax assets, net	154,480	158,272
Other assets	7,414	7,608
Assets of discontinued operations	6,048	6,105
TOTAL ASSETS	$509,729	$559,601

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$13,270	$10,099
Accrued expenses:
Payroll and related benefits	28,628	41,203
Advertising and production costs	13,949	10,253
Income taxes	2,313	1,830
Other	36,665	69,244
Deferred tuition revenue	20,932	28,364
Liabilities of discontinued operations	7,398	8,219
Total current liabilities	123,155	169,212

NON-CURRENT LIABILITIES:
Deferred rent obligations	27,067	30,713
Other liabilities	27,535	31,751
Liabilities of discontinued operations	4,907	6,422
Total non-current liabilities	59,509	68,886

STOCKHOLDERS' EQUITY:
Preferred stock	-	-
Common stock	839	835
Additional paid-in capital	614,571	613,325
Accumulated other comprehensive loss	(194)	(258)
Accumulated deficit	(71,053)	(76,230)
Cost of shares in treasury	(217,098)	(216,169)
Total stockholders' equity	327,065	321,503
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$509,729	$559,601

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND

COMPREHENSIVE INCOME

(In thousands, except per share amounts and percentages)

	For the Quarter Ended March 31,
	2017	% of Total Revenue	2016	% of Total Revenue
REVENUE:
Tuition and fees	$161,377	99.5%	$197,785	99.4%
Other	732	0.5%	1,101	0.6%
Total revenue	162,109		198,886
OPERATING EXPENSES:
Educational services and facilities	40,173	24.8%	61,538	30.9%
General and administrative	108,245	66.8%	123,563	62.1%
Depreciation and amortization	3,910	2.4%	6,569	3.3%
Asset impairment	—	0.0%	237	0.1%
Total operating expenses	152,328	94.0%	191,907	96.5%
Operating income	9,781	6.0%	6,979	3.5%
OTHER INCOME (EXPENSE):
Interest income	390	0.2%	265	0.1%
Interest expense	(113)	-0.1%	(236)	-0.1%
Miscellaneous income	40	0.0%	217	0.1%
Total other income	317	0.2%	246	0.1%
PRETAX INCOME	10,098	6.2%	7,225	3.6%
Provision for income taxes	4,501	2.8%	4,135	2.1%

INCOME FROM CONTINUING OPERATIONS	5,597	3.5%	3,090	1.6%
Loss from discontinued operations, net of tax	(420)	-0.3%	(79)	0.0%
NET INCOME	5,177	3.2%	3,011	1.5%

OTHER COMPREHENSIVE INCOME, net of tax:
Foreign currency translation adjustments	41		193
Unrealized gain on investments	23		323
Total other comprehensive income	64		516
COMPREHENSIVE INCOME	$5,241		$3,527

NET INCOME PER SHARE - BASIC:
Income from continuing operations	$0.08		$0.04
Loss from discontinued operations	—		—
Net income per share	$0.08		$0.04

NET INCOME PER SHARE - DILUTED:
Income from continuing operations	$0.08		$0.04
Loss from discontinued operations	(0.01)		—
Net income per share	$0.07		$0.04
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	68,578		68,155
Diluted	70,319		68,798

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Quarter Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,177	$3,011
Adjustments to reconcile net income to net cash used in operating activities:
Asset impairment	—	237
Depreciation and amortization expense	3,910	6,569
Bad debt expense	8,224	9,552
Compensation expense related to share-based awards	1,111	544
Deferred income taxes	3,792	—
Changes in operating assets and liabilities:	(61,267)	(30,105)
Net cash used in operating activities	(39,053)	(10,192)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of available-for-sale investments	(39,992)	(36,004)
Sales of available-for-sale investments	44,316	28,189
Purchases of property and equipment	(735)	(876)
Payments of cash upon sale of businesses	—	(62)
Net cash provided by (used in) investing activities	3,589	(8,753)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	138	147
Payment on borrowings	—	(38,000)
Payments of employee tax associated with stock compensation	(928)	(418)
Net cash used in financing activities	(790)	(38,271)

EFFECT OF FOREIGN CURRENCY EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS:	15	(253)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(36,239)	(57,469)
CASH AND CASH EQUIVALENTS, beginning of the period	50,882	116,740
CASH AND CASH EQUIVALENTS, end of the period	$14,643	$59,271

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED SELECTED SEGMENT INFORMATION

(In thousands, except percentages)

	For the Quarter Ended March 31,
	2017	2016
REVENUE:
CTU	$94,035	$91,966
AIU	54,253	52,973
Total University Group	148,288	144,939
Corporate and Other	—	—
Subtotal	148,288	144,939
Culinary Arts	10,289	38,623
Transitional Group	3,532	15,324
Total	$162,109	$198,886

OPERATING INCOME (LOSS):
CTU	$23,020	$19,237
AIU	4,656	1,907
Total University Group	27,676	21,144
Corporate and Other	(4,549)	(5,812)
Subtotal	23,127	15,332
Culinary Arts	(4,259)	3,106
Transitional Group	(9,087)	(11,459)
Total	$9,781	$6,979

OPERATING MARGIN (LOSS):
CTU	24.5%	20.9%
AIU	8.6%	3.6%
Total University Group	18.7%	14.6%
Corporate and Other	NM	NM
Subtotal	15.6%	10.6%
Culinary Arts	-41.4%	8.0%
Transitional Group	-257.3%	-74.8%
Total	6.0%	3.5%

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP ITEMS (1)

(In thousands)

	ACTUAL		OUTLOOK
	For the Quarter Ended March 31,		For the Quarter Ended June 30,
Adjusted Operating Income (Loss)	2016	2017	2016 Actual	2017
University Group and Corporate:
Operating income (2) (3)	$15,332	$23,127	$31,047	$17 - $19M
Depreciation and amortization (3)	3,103	2,531	2,777	~3
Asset impairments (3)	237	—	—	—
Unused space charges (3) (4)	1,118	—	—	—
Significant legal settlements (3)	—	—	—	—
Adjusted Operating Income -- University Group and Corporate (5)	$19,790	$25,658	$33,824	$20 - $22M

Transitional Group and Culinary Arts:
Operating loss (2) (6)	$(8,353)	$(13,346)	$(13,757)
Depreciation and amortization (6)	3,466	1,379	2,425
Asset impairments (6)	—	—	—
Unused space charges (4) (6)	2,012	2,157	7,128
Adjusted Operating Loss -- Transitional and Culinary Arts (5)	$(2,875)	$(9,810)	$(4,204)

	ACTUAL	OUTLOOK
Adjusted Operating Income (Loss)	2016	2017	2018
University Group and Corporate:
Operating income (2) (3)	$44,717	$89 - $94M	Growth vs 2017
Depreciation and amortization (3)	11,164	~11	2017 levels
Asset impairments (3)	237	None Assumed
Unused space charges (3) (4)	1,134	None Assumed
Significant legal settlements (3)	32,000	None Assumed
Adjusted Operating Income -- University Group and Corporate (5)	$89,252	$100 - $105M	Growth vs 2017

Transitional Group and Culinary Arts:
Operating loss (2) (6)	$(77,061)	($80 - $90M)	($18 - $28M)
Depreciation and amortization (6)	11,583	~5	-
Asset impairments (6)	927	None Assumed
Unused space charges (4) (6)	34,719	~25	~8
Adjusted Operating Loss -- Transitional and Culinary Arts (5)	$(29,832)	($50 - $60M)	($10 - $20M)

(1)

The Company believes it is useful to present non-GAAP financial measures which exclude certain significant items as a means to understand the performance of its operations. As a general matter, the Company uses non-GAAP financial measures in conjunction with results presented in accordance with GAAP to help analyze the performance of its operations, assist with preparing the annual operating plan, and measure performance for some forms of compensation. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company’s historical results and to provide estimates of future performance.

The Company believes adjusted operating income (loss) allows it to analyze and assess its ongoing operations and compare current operating results with the operational performance of other companies in its industry because it does not give effect to potential differences caused by items it does not consider reflective of underlying operating performance, such as unused space charges and significant legal reserves. In evaluating adjusted operating income (loss), investors should be aware that in the future the Company may incur expenses similar to the adjustments presented above. The presentation of adjusted operating income (loss) should not be construed as an inference that the Company's future results will be unaffected by expenses that are unusual, non-routine or non-recurring. Adjusted operating income (loss) has limitations as an analytical tool, and it should not be considered in isolation, or as a substitute for net (loss) income, operating (loss) income, or any other performance measure derived in accordance and reported under GAAP or as an alternative to cash flow from operating activities or as a measure of liquidity.

Non-GAAP financial measures, when viewed in a reconciliation to corresponding GAAP financial measures, provide an additional way of viewing the Company’s results of operations and the factors and trends affecting the Company’s business.  Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding financial results presented in accordance with GAAP.

(2)

Operating income for University Group and Corporate and operating loss for the Transitional Group and Culinary Arts make up the components of operating income (loss). A reconciliation of these components for the quarters ended March 31, 2016 and 2017 is presented below:

	ACTUAL
	For the Quarter Ended March 31,
	2016	2017
Operating income for University Group and Corporate	$15,332	$23,127
Operating loss for Culinary Arts and Transitional	(8,353)	(13,346)
Operating income	$6,979	$9,781

(3)	Amounts relate to the University Group and Corporate.
(4)

Unused space charges represent the net present value of remaining lease obligations for vacated space less an estimated amount for sublease income. These charges relate to exiting leased space as the Company continues to right-size the organization and therefore are not considered representative of ongoing operations.

(5)

Management assesses results of operations for the University Group and Corporate separately from the Transitional Group and Culinary Arts. As the Transitional Group and Culinary Arts have been announced for teach-out, management views these operations as not reflective of the ongoing business. As a result, management views adjusted operating income from the University Group and Corporate separately from the remainder of the organization, to assess results and make decisions.

(6)	Amounts relate to the Transitional Group and Culinary Arts.